UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Selective Insurance Group, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	22-2168890
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Wantage Avenue Branchville, New Jersey	07890
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/1,000th interest in a share of 4.60% Non-Cumulative Preferred Stock, Series B, without par value, of Selective Insurance Group, Inc.	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-225452

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.	Description of Registrant’s Securities to be Registered

The securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 4.60% Non-Cumulative Preferred Stock, Series B, without par value and liquidation preference $25,000 per share (the “Series B Preferred Stock”), of Selective Insurance Group, Inc. (the “Company”). The descriptions of the Depositary Shares and the underlying Series B Preferred Stock contained under the headings “Description of the Depositary Shares” and “Description of the Series B Preferred Stock,” respectively, in the Company’s Prospectus Supplement, dated December 2, 2020, to the Prospectus, dated December 2, 2020, forming a part of the Company’s Registration Statement on Form S-3 (File No. 333-225452), as amended by Post-Effective Amendment No. 1 thereto, filed under the Securities Act of 1933, as amended, are hereby incorporated herein by reference. The Depositary Shares are expected to be listed on the Nasdaq Global Select Market.

Item 2.	Exhibits

3.1	Amended and Restated Certificate of Incorporation of Selective Insurance Group, Inc., filed May 4, 2010, as amended, including by the Certificate of Correction thereto dated August 17, 2020 and effective May 4, 2010 (incorporated by reference herein to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, File No. 001-33067).**

3.2	Certificate of Amendment of the Restated Certificate of Incorporation of Selective Insurance Group, Inc., with respect to the 4.60% Non-Cumulative Preferred Stock, Series B of Selective Insurance Group, Inc., filed with the State of New Jersey Department of Treasury and effective December 7, 2020.*

3.3	By-Laws of Selective Insurance Group, Inc., effective July 29, 2015 (incorporated by reference herein to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, File No. 001-33067).**

4.1	Form of Certificate for the 4.60% Non-Cumulative Preferred Stock, Series B (included in Exhibit 3.2).*

4.2	Form of Deposit Agreement among Selective Insurance Group, Inc., Equiniti Trust Company, acting as Depositary, Registrar and Transfer Agent and the holders from time to time of the depositary receipts described therein.*

4.3	Form of Depositary Receipt (included in Exhibit 4.2).*

*	Filed herein.
**	Filed previously.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 8, 2020

SELECTIVE INSURANCE GROUP, INC.

By:	/s/ Michael H. Lanza
	Name:	Michael H. Lanza
	Title:	Executive Vice President and General Counsel